CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Filed Pursuant to Rule 433 Registration Statement No. 333-180289

Capped LIRNs® Linked to the S&P 500® Index

Issuer

HSBC USA Inc. (“HSBC”)

Original Offering Price

$10.00 per unit

Term

Approximately 2 years

Market Measure

S&P 500® Index (Bloomberg symbol: “SPX”)

Payout Profile at Maturity

2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value

1-to-1 downside exposure to decreases in the Market Measure beyond a 10% decline, with up to 90% of the Original Offering Price at risk

Capped Value

[$11.00 - $11.40], a [10% - 14%] return over the Original Offering Price, to be determined on the pricing date

Threshold Value

90% of the Starting Value of the Market Measure

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below a threshold and forgo interim interest payments.

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/83246/000114420413019641/v340141_fwp.htm

Exchange Listing

No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.

You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Note Payment at Maturity

Market Measure Movement

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Capped LIRNs® Linked to the Dow Jones Global Titans 50 IndexSM

Issuer

HSBC USA Inc. (“HSBC”)

Original Offering Price

$10.00 per unit

Term

Approximately 2 years

Market Measure

Dow Jones Global Titans 50 IndexSM (Bloomberg symbol: “DJGT”)

Payout Profile at Maturity

2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value

1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of the Original Offering Price at risk

Capped Value

[$11.40 - $11.80], a [14% - 18%] return over the Original Offering Price, to be determined on the pricing date

Threshold Value

95% of the Starting Value of the Market Measure

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below a threshold and forgo interim interest payments.

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/83246/000114420413018489/v339842_fwp.htm

Exchange Listing

No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.

Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Note Payment at Maturity

Market Measure Movement

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Capped LIRNs® Linked to the Silver Spot Price

Issuer

HSBC USA Inc. (“HSBC”)

Original Offering Price

$10.00 per unit

Term

Approximately 2 years

Market Measure

Silver Spot Price (Bloomberg symbol: “SLVRLN”)

Payout Profile at Maturity

2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value

1-to-1 downside exposure to decreases in the Market Measure beyond a 10% decline, with up to 90% of the Original Offering Price at risk

Capped Value

[$11.30 - $11.70], a [13% - 17%] return over the Original Offering Price, to be determined on the pricing date

Threshold Value

90% of the Starting Value of the Market Measure

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below a threshold and forgo interim interest payments.

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/83246/000114420413019650/v340136_fwp.htm

Exchange Listing

No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in silver, as measured by the Market Measure.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.

You will not be entitled to any rights with respect to the Market Measure or any related futures contracts.

The notes will not be regulated by the U.S. Commodity Futures Trading Commission. Changes in laws or regulations may affect the value of the notes.

There are certain risks relating to the Silver Spot Price being determined by three market making members of the London Bullion Market Association, which includes HSBC Bank USA, N.A., an affiliate of HSBC.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Note Payment at Maturity

Market Measure Movement

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.